Exhibit 99.1

FOR IMMEDIATE RELEASE

April 27, 2011
Contact: Keith Schroeder
Chief Financial Officer
(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS 2011 FIRST

QUARTER RESULTS

PRYOR, OKLAHOMA (April 27, 2011) – Orchids Paper Products Company (NYSE Amex: TIS) today reported first quarter 2011 financial results.

Summary:

  First quarter 2011 net income of $620,000 decreased $740,000, or 54%, compared with $1.4 million of net income in the same period of 2010.
  Diluted net income per share for the first quarter 2011 was $0.08 per diluted share compared with $0.18 per diluted share in the same period in 2010.
  Net sales in the first quarter of 2011 increased 8% to $22.7 million compared with $21.0 million in the same period in 2010.

Mr. Robert Snyder, President and Chief Executive Officer, stated, “The results of the first quarter of 2011 were consistent with our overall business expectations of relatively flat converted product sales and a strengthened parent roll market. Our previously announced additional converting product business is on track. Additionally, we are excited about the future converted product business opportunities that continue to present themselves in the market.”

Mr. Snyder added, “Our product development efforts continue to yield positive results that improve the quality attributes of our product offerings. We expect these efforts and improved offerings will enhance our ability to penetrate new higher quality, mid-tier business.”

Three-month period ended March 31, 2011

Net sales in the quarter ended March 31, 2011 were $22.7 million, an increase of $1.6 million, or 8%, compared to $21.0 million in the same period of 2010. Net sales of converted product were $18.0 million in the 2011 quarter, favorable by $347,000, or 2%, compared to the $17.6 million of net sales in the same quarter last year. Net sales of parent rolls were $4.7 million in the first quarter of 2011, an increase of $1.3 million, or 38%, compared to $3.4 million of parent roll sales in the same quarter last year. The increase in converted product sales resulted from an increase in net selling prices of 7% which was mostly offset by a 5% decrease in converting tonnage shipped. Net sales of parent rolls were positively affected by a 21% increase in tonnage shipped and a 14% increase in net selling prices. The increase in parent roll tonnage shipments was due to improved paper making production and excess paper making capacity resulting from lower requirements from our converting operation.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter ended March 31, 2011 was $2.9 million, a decrease of $398,000, or 12%, compared to $3.3 million in the same period in the prior year. As a percent of net sales, EBITDA was 12.7% in the 2011 quarter compared with 15.6% in the 2010 quarter.

Gross profit for the first quarter of 2011 was $2.7 million, a decrease of $1.2 million, or 30%, when compared with a gross profit of $3.9 million in the prior year quarter. Gross profit as a percent of net sales was 11.9% in the first quarter of 2011 compared to 18.4% for the same period in 2010. As a percent of net sales, gross profit decreased primarily due to higher depreciation expense, higher waste paper prices, higher per unit converting production costs, and a higher percentage of parent roll sales, being partially offset by lower warehousing costs.

Depreciation expense increased $605,000 primarily due to a $27 million converting expansion project that was completed and placed into service in mid-year 2010. Cost per ton of waste paper in the first quarter of 2011 was 7% higher than the costs incurred in the same quarter of 2010, resulting in increased cost of sales of $341,000. Our converting production costs on a per unit basis were unfavorable compared to the prior year primarily due to higher overhead expenses. Parent roll tonnage shipments increased in the quarter due to increased availability of parent rolls caused by the lower requirements in converting operations and a stronger parent roll market that allowed profitable shipments to outside customers. As a result, parent roll sales increased as a percent of overall sales, which had a negative effect on overall gross profit because parent roll sales generally provide a lower gross profit margin than converted product sales. No third-party warehousing costs were experienced in the current year quarter compared to $534,000 of third-party warehousing costs experienced in the prior year quarter.

Selling, general and administrative expenses in the first quarter of 2011 totaled $1.6 million, favorable by $155,000, or 9%, compared to the $1.7 million of selling, general and administrative expenses incurred in the first quarter of 2010. Lower accruals under our incentive bonus program were the primary reason for the reduced selling, general and administrative expenses. As a percent of net sales, selling, general and administrative expenses decreased to 7.0% for the quarter ended March 31, 2011, compared to 8.2% in the prior year quarter.

Interest expense for the first quarter of 2011 totaled $249,000 compared to interest expense of $215,000 in the same period in 2010. The higher level of interest expense resulted from increased borrowing levels during 2010 to finance a waste water treatment plant expansion and a new warehouse project.

As of March 31, 2011, the full year effective tax rate is estimated to be 30.3%.

As previously announced, the Company entered into a new $36 million credit facility on April 25, 2011 and simultaneously paid off its prior credit facility. Details of the new credit facility were reported on the Company’s Form 8-K on April 26, 2011.

Conference Call/Webcast

As announced, the Company will hold a teleconference to discuss its first quarter earnings at 10:00 a.m. (ET) on Thursday, April 28, 2011. All interested parties may participate in the teleconference by calling 800 688 0796 and providing pass code 695 533 92. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The two non-GAAP financial measures used within this press release are 1) EBITDA and 2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding reduced by cash and cash equivalents on hand. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forwarding-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission on March 11, 2011.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses primarily recycled waste paper to produce finished tissue products that it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company
Selected Financial Data
(in thousands, except tonnage, price and cost per ton and per share data)
	Three Months Ended March 31,
	2011	2010
Converted Product Net Sales	$17,984	$17,637
Parent Roll Net Sales	4,691	3,403
Net Sales	22,675	21,040
Cost of Sales	19,967	17,179
Gross Profit	2,708	3,861
Selling, General and Administrative Expenses	1,580	1,735
Operating Income	1,128	2,126
Interest Expense	249	215
Other Income, net	(9)	(14)
Income Before Income Taxes	888	1,925
Provision for Income Taxes	268	565
Net Income	$620	$1,360

Average number of shares outstanding, basic	7,488,183	7,394,906
Average number of shares outstanding, diluted	7,712,613	7,729,468
Net income per share:
Basic	$0.08	$0.18
Diluted	$0.08	$0.18
Operating Data:
Total Tons Shipped	13,628	13,179
Net Selling Price per Ton	$1,664	$1,597
Total Paper Cost per Ton Consumed	$819	$796
Total Paper Cost	$11,161	$10,490
Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$4,363	$2,696
Investing Activities	$(717)	$(2,361)
Financing Activities	$(3,783)	$(925)
	As of
	March 31,	December 31,
Balance Sheet Data:	2011	2010
Cash	$5	$142
Accounts Receivable, net	6,757	6,155
Inventory, net	7,853	7,595
Short Term Investments	9,520	9,518
Income Taxes Receivable	-	3,952
Other Current Assets	2,525	1,328
Property Plant and Equipment	115,038	114,321
Accumulated Depreciation	(22,252)	(20,516)
Net Property Plant and Equipment	92,786	93,805
Other Long Term Assets	60	76
Total Assets	$119,506	$122,571

Accounts Payable	$4,194	$5,250
Accrued Liabilities	3,508	2,269
Total Debt	24,304	27,357
Deferred Income Taxes	17,952	18,099
Total Stockholders' Equity	69,548	69,596
Total Liabilities and Stockholders' Equity	$119,506	$122,571

Non-GAAP Measurements
	Three Months Ended March 31,
EBITDA Reconciliation:	2011	2010
Net Income	$620	$1,360
Plus: Interest Expense	249	215
Plus: Income Tax Expense	268	565
Plus: Depreciation	1,736	1,131
Earnings Before Interest, Income Tax and Depreciation	$2,873	$3,271
and Amortization (EBITDA)
	As of
	March 31,	December 31,
Net Debt Reconciliation:	2011	2010
Current Portion Long Term Debt	$8,003	$10,742
Long-Term Debt	16,301	16,615
Total Debt	24,304	27,357
Less Cash	(5)	(142)
Less Short Term Investments	(9,520)	(9,518)
Net Debt	$14,779	$17,697